Exhibit 99.1

October 6, 2008

To Our Shareholders:

In light of the volatility in the financial markets, I thought it important to provide an update on our recent activities and progress, and assure you that we continue to build value at Clarient.

You may have seen our two recent news releases announcing important partnerships with Definiens, Inc. and with the University of Pennsylvania School of Medicine.

The Definiens strategic partnership is a five-year agreement to develop and commercialize new image analysis technology geared towards community pathologists and bio-pharmaceutical customers who will help us evaluate novel diagnostic tests that predict cancer treatment response to targeted therapies.  It also gives Clarient access to a team of scientists with expertise in software development and biomarker analysis.

With the University of Pennsylvania School of Medicine’s Flow Cytometry and Cell Sorting Resource Laboratory, we now have in place an educational and technical training program which will keep our team at the forefront of flow cytometry technology and practices.  The Department of Pathology and Laboratory Medicine at University of Pennsylvania School of Medicine, which includes The Flow Cytometry and Cell Sorting Resource Laboratory, ranks first in funding from the National Institutes of Health for pathology-related grants, and is considered one of the leading academic departments of pathology in the U.S.

In addition to these partnerships, the business highlight for Clarient in recent weeks was our significant presence at CAP ‘08 in San Diego in late September.  This annual meeting hosted by the College of American Pathology is one of the most important events in our industry.

As a Corporate Gold Sponsor, we kicked off the event on Wednesday morning by delivering the Definiens news release to each of the conference’s approximately 1,200 attendees.  Throughout the conference, Scope™ IA, Clarient’s next generation Image Analysis System, and the first product resulting from the Definiens agreement, was demonstrated to more than 80 current and prospective customers.  The product is expected to be rolled out in phases during the fourth quarter of 2008, and based on the reaction we got at CAP ‘08, I expect it will be well received.

I might add that our conference booth was a center of activity, and over the three day event, we generated a number of qualified sales leads for new or incremental business opportunities with K-ras, Scope IA, Clarient Insight™ Dx, and other Clarient offerings.

We also completed a soft launch of the Clarient Insight Dx Breast Cancer Profile at the conference in which we highlighted to customers the marker set involved and the incremental clinical value this test will bring compared to competing products already on the market.  With customers who visited our booth, we reviewed the original 2003 Clinical Cancer Research paper published by Prediction Sciences, as well as the soon to be released Journal of International Oncology article, with customers who visited our booth.

The largest single industry-sponsored event of the conference, with over 150 attendees registered, was our dinner and workshop titled “Collaboration in Delivering Personalized Medicine.”   Speakers provided a perspective from two academic Oncologists on the future of personalized medicine, as well as blockbuster biomarkers available in the marketplace today, including our Clarient Insight Dx Breast Cancer Profile.  The focus of the presentations was on Clarient Insight Dx and K-ras, provided by Dr. Randy Hecht from the UCLA Jonsson Comprehensive Cancer Center, and Dr. Ken Bloom, Clarient’s Chief Medical Officer.

Finally, Dr. Bloom participated as a faculty member for a Continuing Medical Education course at CAP titled, “Immunohistochemistry: Interpretation of HER2 Testing.”  Highlights included a video tutorial as well as the use of image analysis in a number of pre-selected case studies.

In short, our activity over the past few weeks has strengthened the company from several standpoints — technology, products, customer service, and marketing – and underscored our position as an industry leader.

We plan to follow our success at CAP ‘08 with another strong presence at the San Antonio Breast Cancer Symposium in December, where we will present data and research papers in support of the full launch of the Clarient Insight Dx Breast Cancer Profile. We have recently received acknowledgement that our initial Clarient Insight Dx Breast Cancer Profile paper has been accepted for publication in a peer reviewed journal, and we have also had an abstract accepted for review at the upcoming San Antonio Breast Cancer Conference.

While we can clearly not influence the current market situation, we can ensure Clarient continues to operate with sound fundamentals and deliver on our commitment to shareholders, clients, and patients. We remain confident that over time Clarient will continue to deliver value to the industry and to our shareholders. I look forward to providing another update on our business when we report third quarter results in late October.

Regards,

/s/ Ron A. Andrews
Vice Chairman and Chief Executive Officer